UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

RBX Corporation
(Name of Issuer)

Common Stock
(Title of Class Securities)

749280202
(CUSIP Number)

December 31, 2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]	Rule 13d-1(b)
	[ ]	Rule 13d-1(c)
	[X]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM America Special Investments Fund, L.P.

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Delaware

5.
Sole Voting Power


6.
Shared Voting Power
85,975 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
85,975 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
85,975 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
8.60%

12.
Type of Reporting Person (See Instructions)
PN

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM America Fund Management GP, Inc.

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Delaware

5.
Sole Voting Power


6.
Shared Voting Power
85,975 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
85,975 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
85,975 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
8.60%

12.
Type of Reporting Person (See Instructions)
CO

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM America Special Investments CBO II, L.P.

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Delaware

5.
Sole Voting Power


6.
Shared Voting Power
108,300 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
108,300 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
108,300 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
10.83%

12.
Type of Reporting Person (See Instructions)
PN

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM America CBO II Management Company

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Delaware

5.
Sole Voting Power


6.
Shared Voting Power
108,300 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
108,300 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
108,300 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
10.83%

12.
Type of Reporting Person (See Instructions)
PN

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM MGP (Bermuda), Ltd.

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Bermuda

5.
Sole Voting Power


6.
Shared Voting Power
108,300 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
108,300 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
108,300 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
10.83%

12.
Type of Reporting Person (See Instructions)
CO

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM America, Inc.

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Delaware

5.
Sole Voting Power


6.
Shared Voting Power
194,275 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
194,275 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
194,275 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
19.43%

12.
Type of Reporting Person (See Instructions)
CO

CUSIP No.  749280202.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
PPM Holdings, Inc.

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  [ ]
(b)  [X}

3.
SEC Use Only

4.
Citizenship or Place of Organization
Delaware

5.
Sole Voting Power


6.
Shared Voting Power
194,275 shares

7.
Sole Dispositive Power


8.
Shared Dispositive Power
194,275 shares

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
194,275 shares

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
19.43%

12.
Type of Reporting Person (See Instructions)
CO

Item 1.

(a) Name of Issuer:
RBX Corporation

(b) Address of Issuer's Principal Executive Offices:
5221 Valley Park Drive
Roanoke, Virginia 24019

Item 2.

(a) Name of Person Filing:
(1) PPM America Special Investments Fund, L.P. (SIF I)
(2) PPM America Fund Management GP, Inc. (SIF I GP)
(3) PPM America Special Investments CBO II, L.P. (CBO II)
(4) PPM America CBO II Management Co., (CBO II GP)
(5) PPM MGP (Bermuda), Ltd., (PPM Bermuda)
(6) PPM America, Inc. (PPM America)
(7) PPM Holdings, Inc., (Holdings)

(b) Address of Principal Business Office or, if none, Residence:
	The address for SIF I, SIF I GP, CBO II, and CBO II GP is:
	225 West Wacker Drive, Suite 975
	Chicago, Illinois 60606

	The address for PPM America and Holdings is:
	225 West Wacker Drive, Suite 1200
	Chicago, Illinois 60606

	The address for PPM Bermuda is:
	Clarendon House
	2 Church Street
	Hamilton HM 11
	Bermuda

(c) Citizenship:
All of the Reporting Persons other than PPM Bermuda are organized under the laws of the State of Delaware. PPM Bermuda is organized under the laws of Bermuda.

(d) Title of Class of Securities:
Common Stock, $0.001 par value

(e) CUSIP Number:
749280202

Item 3.	Type of Person:
Not applicable

Item 4.	Ownership

(a)-(b) Amount beneficially owned and percent of class:

	SIF I		85,975	8.60
	SIF I GP	85,975	8.60
	CBO II	108,300	10.83
	CBO II GP	108,300	10.83
	PPM Bermuda	108,300	10.83
	PPM America	194,275	19.43
	Holdings	194,275	19.43

(c)	Number of shares as to which the person has:

			Sole		Shared	Sole		Shared
			Voting	Voting	Dispositive	Dispositive
	SIF I		0		85,975	0		85,975
	SIF I GP	0		85,975	0		85,975
	CBO II	0		108,300	0		108,300
	CBO II GP	0		108,300	0		108,300
	PPM Bermuda	0		108,300	0		108,300
	PPM America	0		194,275	0		194,275
	Holdings	0		194,275	0		194,275

Item 5.	Ownership of Five Percent or Less of a Class

		Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

		Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
	 	the Security Being Reported on By the Parent Holding Company

		Not applicable.

Item 8.	Identification and Classification of Members of the Group

		Not Applicable.

Item 9.	Notice of Dissolution of Group

		Not applicable.

Item 10.	Certification:

		Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 11, 2003
Date

PPM America Special Investments Fund, L.P.
	By:  PPM America, Inc.
	As Attorney-in-Fact
	Brian Schinderle
	Senior Vice President

PPM America Fund Management GP, Inc.
	Brian Schinderle
	Senior Vice President

PPM America CBO II Management Company
	By:  PPM MGP (Bermuda), Ltd.
	Its:	Managing General Partner
	Brian Schinderle
	Senior Vice President

PPM America Special Investments CBO II, L.P.
	By: PPM America, Inc.
	As Attorney-in-Fact
	Brian Schinderle
	Senior Vice President

PPM America, Inc.
	Brian Schinderle
	Senior Vice President

PPM MGP (Bermuda), Ltd.
	Brian Schinderle
	Senior Vice President

PPM Holdings, Inc.
	Mark Mandich
	Chief Operating Officer and Executive Vice President